Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8 (Nos. 333-136363 and 333-138392) of Owens Corning of our report dated March 13, 2007, except for Note 26, as to which the date is April 12, 2007, relating to the Predecessor Company’s financial statements and financial statement schedule and our report dated March 13, 2007, except for Note 26, as to which the date is April 12, 2007, relating to the Successor Company’s financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and effectiveness of internal control over financial reporting, which appear in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Toledo, Ohio

April 12, 2007